FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement Nos. 333-268718 and 333-268718-01 Dated August 21, 2025
Callable Contingent Income Securities due September 7, 2035
Payments on the Securities Based on the Performance of the S&P 500® Index
Fully and Unconditionally Guaranteed by Bank of America Corporation
Principal at Risk Securities
This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.
The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest. Investors will not participate in any appreciation of the S&P 500® Index. The securities are for investors who seek an opportunity to earn contingent quarterly coupon payments at a potentially above-market rate in exchange for the risk of losing their principal and the risk of receiving no contingent quarterly coupon when the S&P 500® Index on the related observation date closes below the coupon barrier level, and the risk of an early redemption of the securities at our discretion. The securities are our senior debt securities. Any payments on the securities are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). The securities are issued as part of BofA Finance LLC’s (“BofA Finance”) “Medium-Term Notes, Series A” program.
SUMMARY TERMS
Issuer:		BofA Finance
Guarantor:		BAC
Underlying index:		S&P 500® Index (Bloomberg symbol: “SPX”)
Stated principal amount:		$1,000.00 per security
Issue price:		$1,000.00 per security
Pricing date:		September 4, 2025
Original issue date:		September 9, 2025 (3 business days after the pricing date)
Maturity date:		September 7, 2035
Call feature:
Beginning on March 9, 2026, on any quarterly redemption date, we have the right to redeem all (but not less than all) of the securities for a redemption payment equal to the stated principal amount plus any contingent quarterly coupon otherwise due with respect to the relevant observation date. We will give notice to the trustee at least five business days but not more than 60 calendar days before the applicable redemption date. No further payments will be made on the securities once they have been redeemed.

Contingent quarterly coupon:
If, on any observation date, the index closing value on such date is greater than or equal to the coupon barrier level, we will pay a contingent quarterly coupon of at least $17.50 per security (equal to a rate of at least 1.75% per quarter or at least 7.00% per annum) on the related coupon payment date. The actual contingent quarterly coupon will be determined on the pricing date.
If, on any observation date, the index closing value on such date is less than the coupon barrier level, no contingent quarterly coupon will be paid with respect to that observation date

Payment at maturity:		If the securities have not previously been redeemed, investors will receive on the maturity date a payment at maturity determined as follows:
	If the final index value is greater than or equal to the downside threshold level:	the stated principal amount and the contingent quarterly coupon with respect to the final observation date
	If the final index value is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor
Initial index value:		The index closing value of the underlying index on the pricing date.
Final index value:		The index closing value of the underlying index on the final observation date.
Index performance factor:		The final index value divided by the initial index value
Redemption dates:		Beginning on March 9, 2026, quarterly, as set forth under "Observation Dates, Coupon Payment Dates and Redemption Dates” below.
Observation dates:
Quarterly, beginning December 4, 2025, as set forth under "Observation Dates, Coupon Payment Dates and Redemption Dates" below, subject to postponement as set forth in "Description of the Notes -- Certain Terms of the Notes -- Events Relating to Observation Dates" beginning on page PS-23 of the accompanying product supplement.

Final observation date:		September 4, 2035, subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” in the accompanying product supplement.
Coupon payment dates:		Quarterly, beginning December 9, 2025, as set forth under "Observation Dates, Coupon Payment Dates and Redemption Dates” below.
Coupon barrier level:		75% of the initial index value.
Downside threshold level:		75% of the initial index value.
CUSIP / ISIN:		09711JGB9 / US09711JGB98
Listing:		The securities will not be listed on any securities exchange.
Estimated value on the pricing date:	Expected to be between $900.00 and $970.00 per $1,000 in principal amount of securities. See “Structuring the securities” in the preliminary pricing supplement.
Preliminary pricing supplement	https://www.sec.gov/Archives/edgar/data/70858/000191870425013414/form424b2.htm
Observation Dates
Coupon Payment Dates / Redemption Dates
December 4, 2025
December 9, 2025*
March 4, 2026
March 9, 2026
June 4, 2026
June 9, 2026
September 4, 2026
September 10, 2026
December 4, 2026
December 9, 2026
March 4, 2027
March 9, 2027
June 4, 2027
June 9, 2027
September 7, 2027
September 10, 2027
December 6, 2027
December 9, 2027
March 6, 2028
March 9, 2028
June 5, 2028
June 8, 2028
September 5, 2028
September 8, 2028
December 4, 2028
December 7, 2028
March 5, 2029
March 8, 2029
June 4, 2029
June 7, 2029
September 4, 2029
September 7, 2029
December 4, 2029
December 7, 2029
March 4, 2030
March 7, 2030
June 4, 2030
June 7, 2030
September 4, 2030
September 9, 2030
December 4, 2030
December 9, 2030
March 4, 2031
March 7, 2031
June 4, 2031
June 9, 2031
September 4, 2031
September 9, 2031
December 4, 2031
December 9, 2031
March 4, 2032
March 9, 2032
June 4, 2032
June 9, 2032
September 7, 2032
September 10, 2032
December 6, 2032
December 9, 2032
March 4, 2033
March 9, 2033
June 6, 2033
June 9, 2033
September 6, 2033
September 9, 2033
December 5, 2033
December 8, 2033
March 6, 2034
March 9, 2034
June 5, 2034
June 8, 2034
September 5, 2034
September 8, 2034
December 4, 2034
December 7, 2034
March 5, 2035
March 8, 2035
June 4, 2035
June 7, 2035
September 4, 2035 (final observation date)
September 7, 2035* (maturity date)
*Denotes that such date is not a “Redemption Date”
The pricing date, issue date and other dates set forth herein are subject to change, and will be set forth in the final pricing supplement relating to the securities.

Hypothetical Payment at Maturity (if the securities have not been previously redeemed)
Change in the Performance of the Underlying Index	Payment at Maturity (excluding any contingent quarterly coupon payable at maturity)
+50.00%	$1,000.00
+20.00%	$1,000.00
+10.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-25.00%	$1,000.00
-26.00%	$740.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-100.00%	$0.00

You will find a link to the accompanying preliminary pricing supplement for the securities above and links to the accompanying product supplement, prospectus supplement and prospectus for the securities under “Additional Information about the Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the securities.
This free writing prospectus is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofA Securities, Inc. (“BofAS”) by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering.
Underlying Index
For information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Structure-related Risks
■	Your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the securities is limited to the return represented by the contingent quarterly coupons, if any, over the term of the securities.
■	The securities are subject to early redemption, which would limit your ability to receive the contingent quarterly coupons over the full term of the securities
■	You may not receive any contingent quarterly coupons.
■	Your return on the securities may be less than the yield on a conventional debt security of comparable maturity.
■	The contingent quarterly coupon, redemption payment or payment at maturity, as applicable, will not reflect changes in the level of the underlying index other than on the observation dates.
■
Any payments on the securities are subject to our credit risk and the credit risk of the guarantor, and any actual or perceived changes in our or the guarantor’s creditworthiness are expected to affect the value of the securities.

■	We are a finance subsidiary and, as such, have no independent assets, operations, or revenues.
Valuation- and Market-related Risks
■	The price to public you pay for the securities will exceed their initial estimated value.
■
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your securities in any secondary market (if any exists) at any time.

■	We cannot assure you that a trading market for your securities will ever develop or be maintained.
Conflict-related Risks
■
Trading and hedging activities by us, the guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the securities and their market value.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.
Underlying Index-related Risks
■	The publisher of the underlying index may adjust the underlying index in a way that affects its levels, and the publisher has no obligation to consider your interests.
Tax-related Risks
■	The U.S. federal income tax consequences of an investment in the securities are uncertain, and may be adverse to a holder of the securities.
Tax Considerations
You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities—Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.